GREENHILL & CO., INC. AMENDED 2019 EQUITY INCENTIVE PLAN
DEFERRED CASH AWARD NOTIFICATION

Greenhill & Co., Inc., a Delaware corporation (the “Company”) hereby grants to the “Participant” (named below) this deferred cash award (the “Award”) pursuant to the Greenhill & Co., Inc., Amended 2019 Equity Incentive Plan (the “Plan”) upon the following terms and conditions:

Name of Participant:	#ParticipantName#

Grant Date:	#GrantDate#

Currency:	U.S. Dollar

Award Amount:	#QuantityGranted#

1.Notification. This Award is subject to all terms and conditions of this Notification and the Plan. The terms of the Plan are hereby incorporated by reference. Capitalized terms not otherwise defined herein shall have the meaning assigned to such term in the Plan. The term “Notification” means this Notification.

2.Treatment of Interest. This Award is non-interest bearing.

3.Vesting Eligibility of the Award. Subject to the terms and conditions set forth in the Plan, the Award will be eligible for vesting as follows:

a)General. Unless otherwise provided under the Plan or this Notification, the Award will be eligible for vesting as of the dates (the “Vesting Date(s)”) set forth below in accordance with the attached Appendix:

Vesting Dates =
#VestingDateandQuantity#

b)Termination of Employment. Upon a termination of employment, the provisions of Sections 12 and 13 of the Plan shall apply. In accordance with Section 13 of the Plan, if the Participant’s employment with the Company (or any of its Affiliates) terminates before the Vesting Date for reason of Retirement, the Award shall automatically be forfeited and cancelled by the Company.

4.Settlement of Award. Awards eligible for vesting in accordance with Section 3 above will be settled in cash, net of any applicable withholding taxes, in the Currency denominated above within 45 days following the relevant Vesting Date into your payroll deposit account or such other bank account nominated by you.

5.Forfeiture. Awards which are not eligible for vesting under the Plan will be automatically forfeited and cancelled by the Company.

6.Dates. The presentation of dates related to the Grant Date and Vesting Date(s) is displayed in the U.S. format of month/day/year.

7.Notices. Notices hereunder and under the Plan, if to the Company, shall be delivered to the Plan Administrator (as so designated by the Company) or mailed to the Company’s principal office, which is currently Greenhill & Co., Inc., 1271 Avenue of the Americas, New York, New York, 10020, attention of the Plan Administrator, or, if to you, shall be delivered to you or mailed to your address as the same appears in the Company’s records.

8.Committee Discretion. All decisions and interpretations made by the Board of Directors or the Compensation Committee with regard to any question arising hereunder or under the Plan shall be binding and conclusive on all persons. In the event of any inconsistency between the terms of this Award and the provisions of this Notification and the Plan, this Notification shall govern.

9.Clawback. Pursuant to the terms of the Plan, this Award and any cash payment or Shares delivered pursuant to this Award are subject to forfeiture and recovery by the Company based on the terms of any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, any such policy which the Company may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.

10.Section 409A. The intent of the parties is that payments and benefits under this Award be exempt from or otherwise comply with Section 409A of the Internal Revenue Code of 1986, as amended from time to time (the “Code”), to the extent subject thereto, and accordingly, to the maximum extent permitted, this Award shall be interpreted and administered to be in compliance therewith. Notwithstanding anything to the contrary herein, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, the Participant shall not be considered to have terminated employment with the Company for purposes of this Award unless the Participant would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A of the Code. Each amount to be paid or benefit to be provided under this Award shall be construed as a separate identified payment for purposes of Section 409A of the Code, and any payments described in this Award that are due within the “short term deferral period” as defined in Section 409A of the Code shall not be treated as deferred compensation unless applicable law requires otherwise. Without limiting the foregoing and notwithstanding anything to the contrary herein, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Award (or any other plan or agreement of the Company) during the six-month period immediately following the Participant’s separation from service (including for any “specified employee”) shall instead be paid on the first business day after the date that is six months following the Participant’s separation from service (or death, if earlier). This Award may be amended in any respect deemed by the Board or the Committee to be necessary in order to comply with Section 409A of the Code. The Company makes no representation that any or all of the payments described in this Award will be exempt from or comply with Section 409A of the Code and makes no undertaking to preclude Section 409A of the Code from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A of the Code.

11.Participant Acknowledgements. By accepting this Award, you acknowledge receipt of a copy of the Plan, and agree to be bound by the terms and conditions set forth in this Notification and the Plan, as in effect from time to time.

12.Governing Law. This Notification shall be governed by the laws of the state of New York without giving effect to its choice of law provisions.

GREENHILL & CO., INC.
By:
Name:
Title: